Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MidWestOne Financial Group, Inc. of our reports dated March 10, 2022, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of MidWestOne Financial Group, Inc. for the year ended December 31, 2021.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ RSM US LLP
Des Moines, Iowa
July 21, 2022